                                August 26, 1994



National Medical Enterprises, Inc.
2700 Colorado Avenue
Santa Monica, California 90404

Ladies and Gentlemen:

          I am the General Counsel of National Medical Enterprises, Inc. (the "Company"), and in such capacity I have examined the Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of shares of Common Stock of the Company.

          In rendering this opinion, I have examined the Company's Restated Articles of Incorporation, Restated By-Laws, 1994 NME Deferred Compensation Plan Trust, as amended ("DCP Trust"), 1994 NME Supplemental Executive Retirement Plan Trust, as amended ("SERP Trust"), DCP Trust Registration Rights Agreement, SERP Trust Registration Rights Agreement, all resolutions adopted by the Company's Board of Directors pertaining to the Trusts and such other documents and corporate records as I have deemed necessary or appropriate for the purposes of this opinion.

          Based on the foregoing, it is my opinion that the shares of Common Stock to which the Registration Statement and Prospectus relate have been duly authorized, validly issued, fully paid and non-assessable.

          I hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the Prospectus incorporated therein.

                                       Very truly yours,


                                       /s/ SCOTT M. BROWN

                                       Scott M. Brown



SMB/jbb